UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2007

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 27, 2007, Kensey Nash Corporation (the “Company”) entered into new Employment Agreements with Joseph W. Kaufmann and Douglas G. Evans. These Employment Agreements replace both the Employment Agreements and Change in Control Agreements with Messrs. Kaufmann and Evans dated as of June 1, 2004.

The new Employment Agreement with Mr. Kaufmann expires in June 2010 (subject to renewal by us) and provides for a minimum annual base salary of $319,000, or Mr. Kaufmann’s most recent per annum base salary, whichever is greater. The new Employment Agreement with Mr. Evans also expires in June 2010 (subject to renewal by us) and provides for a minimum annual base salary of $275,000, or Mr. Evans’ most recent per annum base salary, whichever is greater. Each of these Employment Agreements provides that the officer’s salary is subject to annual increases as determined by our Board of Directors and provides that an annual bonus not to exceed 100% of the his base salary for the applicable performance period may be paid at the discretion of our Board of Directors. In addition, restricted stock, stock options and other equity-based awards may be granted to the officer in accordance with the applicable Company incentive compensation plan. The agreements restrict each of Messrs. Kaufmann and Evans from competing with us during the term of the agreement and for twelve months after termination of his employment with our company.

In the event that the employment of either Mr. Kaufmann or Mr. Evans is terminated by us without “Cause” during the employment term, he will be entitled to receive, among other things, severance pay equal to the greater of (i) any amount of base salary remaining until the expiration of the original three year employment term and a payment equal to one “Estimated Bonus” (equal to the average of the value of cash bonuses and restricted stock received by him for each of the last two fiscal years) for each year of the original three-year employment term for which the executive would otherwise be entitled but for such termination, or (ii) twelve (12) months worth of the executives base salary and a payment equal to one Estimated Bonus, and all unvested stock options and restricted stock held by him will immediately become vested.

If, following a “Change in Control”, we terminate, other than for “Cause” or Mr. Kaufmann or Mr. Evans quits his employment with us for “Good Reason” during the employment term, he will be entitled to receive, among other things, severance pay equal to the greater of (i) the amount - he would receive upon termination as described above, or (ii) the sum of (x) two times his regular base salary or two times his most recent per annum base salary, whichever is greater, and (y) a payment in an amount equal to two times the Estimated Bonus. Each of Messrs. Kaufmann and Evans would also be entitled to receive an additional payment, net of taxes, to compensate for any excise tax imposed on these and other payments if they are determined to be excess parachute payments under the tax code. Following a “Change in Control”, all unvested options and restricted stock granted to each of Messrs. Kaufmann and Evans will immediately become vested.

If we do not renew Mr. Kaufman’s or Mr. Evan’s employment prior to expiration of the initial term or any renewal term under his Employment Agreement, he will be entitled to receive, among other things, severance pay equal to 12 months worth of his base salary plus one Estimated Bonus.

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The foregoing description of the new Employment Agreements with Messrs. Kaufmann and Mr. Evans is not complete and is in all respects qualified in its entirety by the actual provisions of the Employment Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated as of June 27, 2007, between Kensey Nash Corporation and Joseph W. Kaufmann

10.2	Employment Agreement, dated as of June 27, 2007, between Kensey Nash Corporation and Douglas G. Evans

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/S/ Wendy F. DiCicco
Wendy F. DiCicco, CPA
Chief Financial Officer

Dated: July 3, 2007

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